CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Class B Common Stock	21,321,240	$602,325,030	$33,610

(1)	Includes 1,938,295 shares of Class B Common Stock that the underwriters have the option to purchase to cover over-allotments, if any.

(2)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

Filed pursuant to Rule 424(b)(5)
Registration No. 333-139086

PROSPECTUS SUPPLEMENT

(To prospectus dated October 14, 2009)

19,382,945 Shares

VIACOM INC.

Class B Common Stock

National Amusements, Inc. (“NAI”), through its wholly-owned subsidiary, NAIRI, Inc. (the “selling stockholder”), is offering 19,382,945 shares of Class B Common Stock of Viacom Inc. on the terms set forth in the table below. Simultaneously with this offering, NAI, through the selling stockholder, is offering a number of its shares of Class B Common Stock of CBS Corporation, resulting in gross offering proceeds of approximately $312 million (or approximately $344 million if the over-allotment option with respect to that offering is exercised in full). NAI expects to receive aggregate gross offering proceeds from this offering and the CBS offering of approximately $860 million (or approximately $946 million if the over-allotment options described below and with respect to the CBS offering are exercised in full). NAI will retain in excess of 79% of the voting control of each of Viacom and CBS after giving effect to the respective offerings.

We will not receive any of the proceeds from the sale of shares of Class B Common Stock by the selling stockholder in this offering.

Our Class B Common Stock is listed on The New York Stock Exchange under the symbol “VIA.B.” The last reported sale price on October 14, 2009 was $28.91 per share.

Investing in our common stock involves risks that are described in the “Risk Factors” sections of our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2009 and June 30, 2009, and on page S-6 of this prospectus supplement.

	Per Share	Total
Public offering price	$28.25	$547,568,196
Underwriting discount	$1.0594	$20,534,292
Proceeds, before expenses, to the selling stockholder	$27.1906	$527,033,904

The underwriters have a 30-day option to purchase a maximum of 1,938,295 additional shares of Class B Common Stock to cover over-allotments of shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares to purchasers on or about October 20, 2009 through the book-entry facilities of The Depository Trust Company.

Sole Bookrunner and Joint Lead Manager

Citi

Joint Lead Manager

J.P. Morgan

The date of this prospectus supplement is October 14, 2009

Prospectus Supplement

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. This prospectus supplement also adds to, updates and changes information contained in the accompanying prospectus. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. The accompanying prospectus is part of an amended shelf registration statement that we filed with the Securities and Exchange Commission on October 14, 2009. Under the shelf registration process, from time to time, we or one or more selling security holders may offer and sell debt securities, preferred stock, warrants representing rights to purchase our debt securities or preferred stock, our Class A Common Stock or Class B Common Stock, or any combination thereof, in one or more offerings.

In this prospectus supplement we use the terms “Viacom,” “we,” “us,” and “our” and similar words to refer to Viacom Inc., a Delaware corporation, and its consolidated subsidiaries, unless the context otherwise requires. The term “NAI” refers to National Amusements, Inc., a closely held corporation that wholly owns the selling stockholder, and which has voting control of us through its beneficial ownership of our voting Class A Common Stock. References to “securities” include any security that we might offer under this prospectus supplement and the related prospectus. References to “$” and “dollars” are to United States dollars.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the related prospectus and in any free writing prospectus that we have authorized relating to the shares of common stock. Neither we nor the selling stockholder have authorized anyone to provide you with different information. If anyone provides you with different, inconsistent or additional information, you should not rely on it. Neither we nor the selling stockholder are making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus supplement is accurate as of any date other than the date on the front of this prospectus supplement or that any document incorporated by reference herein is accurate as of any date other than the date of such document. Our business, financial condition, results of operations and prospects may have changed since such dates.

Some of the market and industry data contained or incorporated by reference in this prospectus supplement are based on independent industry publications or other publicly available information, while other information is based on internal studies. Although we believe that these independent sources and our internal data are reliable as of their respective dates, the information contained in them has not been independently verified. As a result, you should be aware that the market and industry data contained or incorporated by reference in this prospectus supplement, and beliefs and estimates based on such data, may not be reliable.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the related prospectus and the documents incorporated by reference herein and therein contain both historical and forward-looking statements. All statements which are not statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the “Securities Act,” and Section 21E of the Securities Exchange Act of 1934, as amended, or the “Exchange Act.” These forward-looking statements are not based on historical facts, but rather reflect our current expectations concerning future results and events. Forward-looking statements generally can be identified by the use of statements that include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will” or other similar words or phrases. Similarly, statements that describe our objectives, plans or goals are or may be forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that are difficult to predict and which may cause our actual results, performance or achievements to be different from any future results, performance and achievements expressed or implied by these statements. These risks, uncertainties and other factors include,

S-ii

among others: the worsening of current economic conditions generally, and in advertising and retail markets in particular; the public acceptance of our programs, motion pictures and games on the various platforms on which they are distributed; competition for audiences and distribution; technological developments and their effect in our markets and on consumer behavior; fluctuations in our results due to the timing, mix and availability of our motion pictures and games; changes in the Federal communications laws and regulations; the impact of piracy; other domestic and global economic, business, competitive and/or regulatory factors affecting our businesses generally; and other factors described in our news releases and filings with the Securities and Exchange Commission, including but not limited to our Annual Report on Form 10-K and our reports on Form 10-Q and Form 8-K incorporated by reference herein and in the section entitled “Risk Factors” on page S-6 of this prospectus supplement. The forward-looking statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus are made only as of the dates of the respective documents, and, under Section 27A of the Securities Act and Section 21E of the Exchange Act, we do not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

S-iii

SUMMARY

The following is a summary of certain information explained in more detail elsewhere in or incorporated by reference into this prospectus supplement. In addition to this summary, you should read the entire document carefully, including (1) the risks relating to Viacom’s businesses discussed in the “Risk Factors” sections of our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2009 and June 30, 2009, and the risks relating to investing in our shares of Class B Common Stock on page S-6 of this prospectus supplement, and (2) the consolidated financial statements and the related notes thereto in our Annual Report on Form 10-K for the year ended December 31, 2008 and the unaudited consolidated financial statements and the related notes thereto in our Quarterly Report on Form 10-Q for the six months ended June 30, 2009, each of which is incorporated by reference herein.

Viacom Inc.

We are a leading global entertainment content company. We engage audiences on television, motion picture, Internet, mobile and video game platforms through many of the world’s best known entertainment brands, including MTV: Music Television®, MTV2®, VH1®, VH1 Classic™, CMT®:Country Music Television™, Logo®, Nickelodeon®, Nick at Nite®, Nick Jr.®, TeenNick®, COMEDY CENTRAL®, Spike TV®, TV Land™, BET®, Rock Band®, mtvU®, MTV Tr3s®, Nicktoons®, AddictingGames®, Atom®, Neopets®, Shockwave®, Paramount Pictures®, Paramount Vantage™, Paramount Classics™, MTV Films® and Nickelodeon Movies™.

We were organized as a Delaware corporation in 2005 and our principal offices are located at 1515 Broadway, New York, New York 10036. Our telephone number is (212) 258-6000 and our internet website is located at www.viacom.com. Information included on or accessible through our website does not constitute a part of this prospectus supplement or the accompanying prospectus.

THE OFFERING

Issuer	Viacom Inc.

Selling stockholder	NAIRI, Inc., a wholly-owned subsidiary of NAI.

Class B Common Stock offered by the selling stockholder	19,382,945 shares.

Class B Common Stock subject to over-allotment option	1,938,295 additional shares.

Class B Common Stock to be outstanding after the offering	552,600,219 shares (554,538,514 shares if the underwriters exercise their over-allotment option in full).

Use of proceeds	We will not receive any of the proceeds from the sale of shares of Class B Common Stock by the selling stockholder.

Dividends	We do not currently anticipate paying dividends on our common stock. The declaration and payment of dividends to holders of our common stock will be at the discretion of our Board of Directors. See “Dividends.”

New York Stock Exchange symbol	VIA.B

Conflicts of interest	The underwriters or their affiliates may receive proceeds from this offering if they are lenders under NAI’s credit facilities. Because more than 5% of the proceeds of this offering, not including underwriting compensation, may be received by affiliates of the underwriters in this offering, this offering is being conducted in compliance with the NASD Rule 2720, as administered by Financial Industry Regulatory Authority (“FINRA”). Pursuant to this rule, the appointment of a qualified independent underwriter is not necessary in connection with this offering, as the offering is of a class of securities having a bona fide public market as contemplated by such rule.

Risk factors	Investing in our Class B Common Stock involves risks. See the “Risk Factors” sections of our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2009 and June 30, 2009, and on page S-6 of this prospectus supplement for a description of certain risks you should consider before investing in our Class B Common Stock.

The number of shares of our Class B Common Stock outstanding after giving effect to this offering (including the selling stockholder’s conversion of a portion of its shares of our Class A Common Stock into shares of our Class B Common Stock, as described herein) is based on 549,515,482 shares outstanding as of September 30, 2009 and assumes no exercise of outstanding stock options or settlement of other equity awards after that date. The number of shares of our Class A Common Stock outstanding after giving effect to this offering and the selling stockholder’s conversion of certain of its shares of Class A Common Stock into shares of Class B Common Stock will be 54,279,511 (or 52,341,216 shares if the underwriters exercise their over-allotment option in full), based on 57,364,248 shares of our Class A Common Stock outstanding as of September 30, 2009. Each share of our Class A Common Stock is convertible at the option of the holder into one share of our Class B Common Stock so long as at least 5,000 shares of Class A Common Stock are outstanding. Unless we indicate otherwise, all information in this prospectus supplement with respect to outstanding shares of our Class B Common Stock as of September 30, 2009 excludes:

•	42,714,617 shares of our Class B Common Stock issuable upon the exercise of outstanding stock options and other equity awards granted under our equity compensation plans;

•	43,843,519 shares of our Class B Common Stock reserved and available for future issuance under our equity compensation plans; and

•	57,359,248 shares issuable upon conversion of our Class A Common Stock.

Except as otherwise noted, all information in this prospectus supplement assumes no exercise of the underwriters’ option to purchase additional shares. After giving effect to this offering and the selling stockholder’s conversion, NAI will beneficially own shares of our Class A Common Stock representing approximately 80.59% (or approximately 79.87% if the underwriters exercise their over-allotment option in full) of the voting power of all classes of our common stock, and approximately 7.21% (or approximately 6.89% if the underwriters exercise their over-allotment option in full) of our Class A Common Stock and Class B Common Stock on a combined basis.

SUMMARY SELECTED CONSOLIDATED FINANCIAL DATA

The following tables present our summary selected unaudited consolidated financial data. The summary selected unaudited consolidated financial data should be read in conjunction with our consolidated financial statements and the related notes thereto and the related “Management’s Discussion and Analysis of Results of Operations and Financial Condition” in our Annual Report on Form 10-K for the year ended December 31, 2008, and in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2009, each of which is incorporated by reference herein. The unaudited consolidated income statement and balance sheet data as of and for the three years ended December 31, 2008 are derived from our accounting records and reflect the adoption of FAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB 51 (“FAS 160”) and Emerging Issues Task Force Topic D-98, Classification and Measurement of Redeemable Securities (“EITF D-98”). The unaudited consolidated income statement data for the six months ended June 30, 2009 and 2008 and the unaudited balance sheet data as of June 30, 2009 are derived from our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2009 and have been prepared on a basis consistent with our audited consolidated financial statements, except for the adoption of FAS 160 and EITF D-98 on January 1, 2009.

Consolidated Income Statement Data

(in millions, except per share amounts)

	Six Months Ended June 30,		Year Ended December 31,
	2009	2008	2008	2007(2)	2006
	(unaudited)		(unaudited)
Revenues	$6,204	$6,974	$14,625	$13,423	$11,361
Operating income	$1,028	$1,359	$2,523	$2,936	$2,767
Net earnings from continuing operations (Viacom and noncontrolling interests)(1)	$461	$684	$1,250	$1,651	$1,581
Net earnings from continuing operations attributable to Viacom	$454	$676	$1,233	$1,630	$1,567
Basic earnings from continuing operations per share attributable to Viacom	$0.75	$1.07	$1.97	$2.42	$2.19
Diluted earnings from continuing operations per share attributable to Viacom	$0.75	$1.06	$1.97	$2.41	$2.19
Weighted average number of common shares outstanding:
Basic	606.9	634.4	624.7	674.1	715.2
Diluted	607.6	635.5	625.4	675.6	716.2

Consolidated Balance Sheet Data

(in millions)

	As of June 30, 2009	As of December 31,
		2008	2007	2006
	(unaudited)	(unaudited)
Total assets	$21,395	$22,487	$22,904	$21,797
Total debt	$7,374	$8,002	$8,246	$7,648
Redeemable noncontrolling interest(3)	$167	$148	$229	$226
Total Viacom stockholders’ equity(1)	$7,495	$6,909	$6,911	$6,962
Total equity(1)	$7,509	$6,923	$6,919	$6,967

(1)

The adoption of FAS 160 and EITF D-98 did not change basic and diluted earnings per share as previously reported in our audited financial statements. The adoption of FAS 160 increased net earnings from continuing operations (Viacom and noncontrolling interests) by including the noncontrolling interests’ (previously minority interests’) share of operating income from continuing operations of $17 million, $21 million and $14 million for the years ended 2008, 2007 and 2006, respectively. The adoption of FAS 160 also served to increase total equity by $14 million, $8 million and $5 million as of December 31, 2008, 2007 and 2006, respectively, as the carrying value amounts due the holders of the noncontrolling interests were reclassified from mezzanine equity into total equity. The increase in total equity from the adoption of FAS 160 was fully offset by the decrease in total equity of $124 million, $200 million and $204 million as of December 31, 2008, 2007 and 2006, respectively, to reflect the redemption value of the put right held by a noncontrolling shareholder in a consolidated subsidiary which is classified in mezzanine equity in accordance with the provisions of EITF D-98.

(2)	Viacom has adopted FIN No. 48, Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement No. 109, effective January 1, 2007.
(3)

Represents the redemption value of the redeemable put option subject to EITF D-98, as further described in Note (1) above and Note 1 of our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2009.

RISK FACTORS

You should consider carefully all of the information set forth in this prospectus supplement, in the accompanying prospectus and any documents incorporated by reference herein and, in particular, the risk factors described below, described in our Annual Report on Form 10-K for the year ended December 31, 2008 and described in our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2009 and June 30, 2009. In addition, the risks described below and elsewhere in this prospectus supplement are not the only ones we are facing. The risks described below, described in our Annual Report on Form 10-K for the year ended December 31, 2008 and described in our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2009 and June 30, 2009, and incorporated by reference herein, are considered to be the most material. However, there may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods.

NAI has advised us that it has pledged all of its shares of our Class A Common Stock and our Class B Common Stock as collateral to secure its obligations under its credit facilities and certain other obligations.

As part of a restructuring of NAI’s credit facilities and certain other obligations, in May 2009, NAI advised us that it had pledged substantially all of its assets, including the shares of our Class A Common Stock and our Class B Common Stock that it owns, to secure those obligations. NAI has advised us that it intends to use the proceeds from this offering to partially repay NAI’s creditors. However, the proceeds will not be sufficient to repay the creditors in full, and the pledge of the Class A Common Stock that the selling stockholder will continue to own is expected to remain in place. After giving effect to this offering, as of September 30, 2009, NAI would have had 43,744,677 shares of Class A Common Stock pledged (assuming no exercise of the underwriters’ over-allotment option). Such shares of our Class A Common Stock are convertible into an equal number of shares of our Class B Common Stock. If NAI defaults on its remaining obligations and the creditors foreclose on the collateral, the creditors or anyone to whom the creditors transfer such shares could convert such shares of our Class A Common Stock into shares of our Class B Common Stock and sell such shares, which sale could adversely affect our share price. Additionally, if the creditors foreclose on the pledged shares of our Class A Common Stock, NAI will no longer own those shares and will therefore no longer have voting control of us.

Sales of additional shares of our Class B Common Stock by NAI could adversely affect the stock price.

Sales of additional shares of our Class B Common Stock by NAI could adversely affect the stock price. NAI has advised us that it intends to use the proceeds from this offering to partially repay NAI’s creditors and while it does not currently intend to further reduce its ownership levels in Viacom after this offering, there can be no assurance that NAI at some future time will not sell additional shares of our stock, which could adversely affect our share price.

Through its voting control of Viacom, NAI is in a position to control actions that require stockholder approval.

Sumner M. Redstone, the controlling stockholder, Chairman and Chief Executive Officer of NAI, serves as our Executive Chairman and Founder, and Shari Redstone, the President and a director of NAI, serves as the non-executive Vice Chair of our Board of Directors. In addition, Philippe Dauman, our President and Chief Executive Officer, is a director of NAI, and George Abrams, one of our directors, is a director of NAI.

Since the fall of 2008, Mr. Dauman has recused himself from activity as an NAI board member with respect to all matters relating to the restructuring of NAI’s indebtedness. In addition, NAI’s board of directors has created a special committee that does not include Mr. Redstone or Mr. Dauman in order to consider issues that may be perceived to create a conflict between their responsibilities to Viacom and to NAI. Similarly, our Board of Directors has acted by independent directors when appropriate to address such issues.

Nevertheless, NAI is in a position to control the outcome of corporate actions that require stockholder approval, including the election of directors and transactions involving a change in control. The interests of NAI may not be the same as yours, and you will be unable to affect the outcome of our corporate actions for so long as NAI retains voting control. You will be reliant on our independent directors to represent your interests.

Certain members of our management and certain of our directors and stockholders may face actual or potential conflicts of interest.

Both we and CBS Corporation are controlled by NAI. Mr. Redstone, the controlling stockholder, Chairman and Chief Executive Officer of NAI, serves as our Executive Chairman and Founder and the Executive Chairman and Founder of CBS Corporation. Ms. Redstone, the President and a director of NAI, serves as non-executive Vice Chair of the Board of Directors of both us and CBS Corporation. Mr. Dauman and Mr. Abrams are directors of NAI, and Frederic Salerno, one of our directors, is also a director of CBS Corporation.

The NAI ownership structure and the common directors could create, or appear to create, potential conflicts of interest when the management, directors and controlling stockholder of the commonly controlled entities face decisions that could have different implications for each of us. For example, potential conflicts of interest could arise in connection with the resolution of any dispute between us and CBS Corporation regarding the terms of the agreements governing our separation from CBS Corporation and the relationship between us and CBS Corporation thereafter. Potential conflicts of interest, or the appearance thereof, could also arise when we and CBS Corporation enter into any commercial arrangements with each other in the future, despite review by our directors not affiliated with CBS Corporation.

Our certificate of incorporation and the CBS Corporation certificate of incorporation both contain provisions related to corporate opportunities that may be of interest to us and to CBS Corporation. Our certificate of incorporation provides that in the event that a director, officer or controlling stockholder of ours who is also a director, officer or controlling stockholder of CBS Corporation acquires knowledge of a potential corporate opportunity for both us and CBS Corporation, such director, officer or controlling stockholder may present such opportunity to us or CBS Corporation or both, as such director, officer or controlling stockholder deems appropriate in his or her sole discretion, and that by doing so such person will have satisfied his or her fiduciary duties to us and our stockholders. In addition, our certificate of incorporation provides that we renounce any interest in any such opportunity presented to CBS Corporation and, similarly, the CBS Corporation certificate of incorporation provides that CBS Corporation renounce any interest in any such opportunity presented to us. These provisions create the possibility that a corporate opportunity of one company may be used for the benefit of the other company.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of our Class B Common Stock by the selling stockholder.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and consolidated capitalization as of June 30, 2009 on an as reported basis and as adjusted for (a) the issuance on August 26, 2009 of (i) $600 million aggregate principal amount of our 4.375% senior notes due 2014 and (ii) $250 million aggregate principal amount of our 5.625% senior notes due 2019, (b) our repurchase on August 31, 2009 of $1.307 billion aggregate principal amount ($1.304 billion carrying amount) of our 5.75% senior notes due 2011 pursuant to our cash tender offer to purchase any and all of our 5.75% senior notes due 2011 at a purchase price of $1,061.25 per $1,000 principal amount, plus accrued and unpaid interest up to, but not including, August 31, 2009 (the “Tender Offer”), (c) the issuance on September 29, 2009 of (i) $250 million aggregate principal amount of our 4.250% senior notes due 2015 and (ii) an additional $300 million aggregate principal amount of our 5.625% senior notes due 2019 and (d) the selling stockholder’s conversion of certain of its holdings of Viacom Class A Common Stock to Class B Common Stock immediately prior to its sale of the shares of Class B Common Stock offered hereby as described under “Summary — The Offering”. This table should be read together with our unaudited consolidated historical financial statements and the related notes thereto in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2009.

	At June 30, 2009
(in millions)	As Reported	As Adjusted
Cash and cash equivalents	$250	$250	(1)

Debt (including current portion):
Senior Notes and Senior Debentures at June 30, 2009	$6,222	$4,918	(2)
Commercial paper and revolving credit facility	817	814	(3)
Capital leases and other obligations	335	335
4.375% Senior Notes due 2014	—	596	(4)
5.625% Senior Notes due 2019	—	248	(4)
4.250% Senior Notes due 2015	—	250	(5)
5.625% Senior Notes due 2019	—	306	(5)

Total debt	7,374	7,467
Redeemable noncontrolling interest	167	167
Viacom stockholders’ equity:
Class A common stock, par value $0.001 per share, 375 shares authorized: 57.4 shares outstanding (As adjusted 54.3)(6)	—	—
Class B common stock, par value $0.001 per share, 5,000 shares authorized: 549.9 shares outstanding (As adjusted 553.0) (6)	1	1
Additional paid-in capital	8,225	8,225
Treasury stock	(5,725)	(5,725)
Retained earnings	4,947	4,895	(7)
Accumulated other comprehensive income	47	43	(8)

Total Viacom stockholders’ equity	7,495	7,439
Noncontrolling interests	14	14

Total equity	7,509	7,453

Total capitalization	$15,050	$15,087

(1)

As adjusted cash and cash equivalents reflects actual cash and cash equivalents as of June 30, 2009, plus $840 million of cash received out of the proceeds from our issuance of $850 million aggregate principal amount of senior notes on August 26, 2009 and $549 million drawn down from our revolving credit facility and received out of the proceeds from our issuance of commercial paper less the cash payments of $1.389 billion used to repurchase approximately $1.307 billion aggregate principal amount ($1.304 billion carrying amount) of our 5.75% senior notes due 2011 pursuant to the Tender Offer, which excludes the payment of accrued interest.

(2)	As adjusted reflects the August 31, 2009 repurchase of $1.307 billion aggregate principal amount ($1.304 billion carrying amount) of our 5.75% senior notes due 2011 pursuant to the Tender Offer.
(3)

As adjusted reflects the as reported balance plus the $549 million drawn down in connection with the Tender Offer, minus $552 million of net cash proceeds related to the issuance of $550 million aggregate principal amount of senior notes on September 29, 2009. The proceeds of the $550 million issuance were used to repay borrowings under our credit and commercial paper facilities.

(4)	As adjusted reflects the issuance of senior notes on August 26, 2009, net of applicable discount.
(5)	As adjusted reflects the issuance of senior notes on September 29, 2009, net of applicable discount or premium.
(6)

As adjusted shares outstanding reflects the conversion of 3,084,737 shares of Viacom Class A Common Stock to Class B Common Stock by the selling stockholder and assumes no exercise of the underwriters’ over-allotment option, as described under “Selling Stockholder”.

(7)

As adjusted reflects actual retained earnings at June 30, 2009 less a $52 million, net of tax, loss on the extinguishment of $1.307 billion aggregate principal amount ($1.304 billion carrying amount) of our 5.75% senior notes due 2011 pursuant to the Tender Offer.

(8)	As adjusted reflects the recognition of a $4 million gain on a previously settled interest rate swap resulting from the extinguishment of the 5.75% senior notes due 2011.

PRICE RANGE OF OUR COMMON STOCK

Our Class B Common Stock is listed on the New York Stock Exchange under the symbol “VIA.B.” The following table sets forth, for the periods indicated, the high and low daily closing prices of our Class B Common Stock as reported in Thomson Financial market services.

	High	Low
Fiscal Year Ended 2009
Fourth Quarter (through October 14, 2009)	$28.98	$27.31
Third Quarter	$28.38	$20.31
Second Quarter	$23.70	$18.05
First Quarter	$20.64	$13.44

	High	Low
Fiscal Year Ended 2008
Fourth Quarter	$25.01	$11.96
Third Quarter	$31.11	$23.44
Second Quarter	$41.10	$30.02
First Quarter	$42.57	$36.40

	High	Low
Fiscal Year Ended 2007
Fourth Quarter	$44.79	$38.23
Third Quarter	$42.98	$37.05
Second Quarter	$44.92	$40.04
First Quarter	$42.51	$38.52

On October 14, 2009, the closing sale price of our Class B Common Stock was $28.91.

DIVIDENDS

We do not currently anticipate paying dividends on our Class A Common Stock or Class B Common Stock. The declaration and payment of dividends to holders of our common stock will be at the discretion of our Board of Directors and will depend upon many factors, including our financial condition, earnings, legal requirements and other factors that our Board of Directors deems relevant.

SELLING STOCKHOLDER

The following table, which was prepared based on information supplied to us by the selling stockholder, sets forth the name of the selling stockholder, the number of shares of our Class B Common Stock beneficially owned by the selling stockholder and the number of shares to be offered by the selling stockholder pursuant to this prospectus supplement. The table also provides information regarding the beneficial ownership of our Class B Common Stock by the selling stockholder as adjusted to reflect the assumed sale of all of the shares of Class B Common Stock offered under this prospectus supplement.

The number of shares disclosed in the table below as “beneficially owned” are those beneficially owned as determined under the rules of the SEC. Such information is not necessarily indicative of ownership for any other purpose. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person may also be deemed to be the “beneficial owner” of a security if that person has the right to acquire beneficial ownership of such security within 60 days, including but not limited to any right to acquire through the conversion of a security.

The percentage of beneficial ownership is based on (i) 549,515,482 shares of our Class B Common Stock outstanding as of September 30, 2009, and (ii) as of September 30, 2009, the selling stockholder’s ownership of 16,298,208 shares of Class B Common Stock, and 46,829,414 shares of Class B Common Stock that the selling stockholder would receive assuming conversion of all of such stockholder’s 46,829,414 shares of Class A Common Stock, and assumes no exercise of the underwriters’ over-allotment option. Sumner Redstone is the beneficial owner of the controlling interest in NAI and, accordingly, beneficially owns all such shares. Mr. Redstone is the Executive Chairman of our Board of Directors and our founder. Mr. Redstone’s daughter, Ms. Shari Redstone, is the president and a director of NAI, and serves as the non-executive Vice Chair of our Board of Directors. This table below does not include any shares of Viacom common stock personally held by Mr. Redstone or Ms. Redstone.

Name of Selling Stockholder	Beneficial Ownership Prior to Offering				Beneficial Ownership After Offering
	Number of Shares of Class B Common Stock	Percentage	Number of Shares of Class B Common Stock Offered Hereby		Number of Shares of Class B Common Stock	Percentage
NAIRI, Inc.(1)	63,127,622	10.59%	19,382,945	(2)	43,744,677	7.34%

(1)

The address of the selling stockholder is 846 University Ave., Norwood, MA 02062-2631. Based on information received from NAI, all of the shares of Viacom Class A Common Stock and Class B Common Stock owned by NAIRI, Inc. are pledged to NAI’s creditors in connection with the agreement to restructure NAI’s indebtedness. The pledge over the shares being sold in this offering will be released in connection with such sale.

(2)	Includes 3,084,737 shares of Viacom Class B Common Stock upon conversion of a portion of the selling stockholder’s shares of Viacom Class A Common Stock.

CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS

FOR NON-UNITED STATES HOLDERS

The following discussion is a general summary of certain U.S. federal income and estate tax considerations relating to the ownership and disposition of our Class B Common Stock applicable to “Non-U.S. Holders.” As used herein, a Non-U.S. Holder means a beneficial owner of our Class B Common Stock that is neither a U.S. person nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes, and that will purchase our Class B Common Stock sold by the selling stockholder, pursuant to this offering, and that will hold shares of our Class B Common Stock as capital assets (i.e., generally, for investment). For U.S. federal income tax purposes, a U.S. person includes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other business entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is includible in gross income regardless of source; or

•

a trust that (A) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons, or (B) otherwise has validly elected to be treated as a U.S. person for U.S. federal income tax purposes.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of our Class B Common Stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Such partner or partnership should consult its independent tax advisor as to its U.S. federal income tax consequences relating to the ownership and disposition of our Class B Common Stock.

This summary does not consider specific facts and circumstances that may be relevant to a particular Non-U.S. Holder’s tax position and does not consider U.S. state and local or non-U.S. tax considerations. It also does not consider Non-U.S. Holders subject to special tax treatment under the U.S. federal income tax laws (including banks and insurance companies, dealers in securities, holders of our common stock held as part of a “straddle,” “hedge,” “conversion transaction” or other risk-reduction transaction, controlled foreign corporations, passive foreign investment companies, companies that accumulate earnings to avoid U.S. federal income tax, foreign tax-exempt organizations, former U.S. citizens or residents and persons who hold or receive common stock as compensation). This summary is based on provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury regulations, administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), and judicial decisions, all as in effect on the date hereof, and all of which are subject to change, possibly on a retroactive basis, and different interpretations.

This summary is included herein as general information only. Accordingly, each prospective Non-U.S. Holder is urged to consult its tax advisor with respect to the U.S. federal, state, local and non-U.S. income, estate and other tax consequences of holding and disposing of our Class B Common Stock.

U.S. Trade or Business Income

For purposes of this discussion, dividend income, and gain on the sale, exchange or other taxable disposition of our Class B Common Stock, will be considered to be “U.S. trade or business income” if such dividend income or gain is (i) effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the United States and (ii) in the case of a Non-U.S. Holder that is eligible for the benefits of an income tax treaty with the United States, attributable to a permanent establishment (or, for an individual, a fixed base) maintained by the Non-U.S. Holder in the United States. Generally, U.S. trade or business income is not subject to U.S. federal withholding tax (provided the Non-U.S. Holder complies with applicable certification and disclosure requirements); instead, U.S. trade or business income is subject to U.S. federal income tax on a net income basis at regular U.S. federal income tax rates in the same manner as a U.S. person. Any U.S. trade or business income received by a Non-U.S. Holder that is a foreign corporation also may be subject to an additional “branch profits tax” at a 30% rate, or at a lower rate prescribed by an applicable income tax treaty, under specific circumstances.

Dividends

Distributions of cash or property that we pay on our Class B Common Stock will be taxable as dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). A Non-U.S. Holder generally will be subject to U.S. federal withholding tax at a 30% rate, or at a reduced rate prescribed by an applicable income tax treaty, on any dividends received in respect of our Class B Common Stock. If the amount of a distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a tax-free return of capital to the extent of the Non-U.S. Holder’s tax basis in our Class B Common Stock, and thereafter will be treated as capital gain. In order to obtain a reduced rate of U.S. federal withholding tax under an applicable income tax treaty, a Non-U.S. Holder will be required to provide a properly executed IRS Form W-8BEN (or appropriate substitute or successor form) certifying under penalties of perjury its entitlement to benefits under the treaty. This certification must be provided to us or our paying agent prior to the payment of dividends and must be updated periodically. A Non-U.S. Holder of our Class B Common Stock that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty but that does not timely provide us or our paying agent with the required certification may obtain a refund or credit of any excess amounts withheld by filing a timely claim for a refund with the IRS. A Non-U.S. Holder should consult its own independent tax advisor regarding its possible entitlement to benefits under an income tax treaty.

The U.S. federal withholding tax does not apply to dividends that are U.S. trade or business income, as described above, of a Non-U.S. Holder who provides a properly executed IRS Form W-8ECI (or appropriate substitute or successor form), certifying under penalties of perjury that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Dispositions of Our Common Stock

Subject to the discussion below regarding backup withholding, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of any gain realized on a sale, exchange or other taxable disposition of our Class B Common Stock unless:

(a)	the gain is U.S. trade or business income, as described above;

(b)	the Non-U.S. Holder is an individual who is present in the United States for 183 or more days in the taxable year of the disposition and meets certain other conditions; or

(c)	we are or have been a “U.S. real property holding corporation” (a “USRPHC”), under section 897 of the Code, at any time during the shorter of the five-year period ending on the date of such disposition or the Non-U.S. Holder’s holding period for our Class B Common Stock.

In general, a corporation is a USRPHC if the fair market value of its “U.S. real property interests” equals or exceeds 50% of the sum of the fair market values of its worldwide (domestic and foreign) real property interests and its other assets used or held for use in a trade or business. For this purpose, real property interests include land, improvements, and associated personal property. We have not made a determination as to whether or not we are or have been a USRPHC. If we are found to be a USRPHC, a Non-U.S. Holder nevertheless will not be subject to U.S. federal income or withholding tax in respect of any gain on a sale, exchange or other taxable disposition of our Class B Common Stock so long as our Class B Common Stock is “regularly traded on an established securities market” as defined under applicable Treasury regulations and a Non-U.S. Holder owns, actually and constructively, 5% or less of our Class B Common Stock during the shorter of the five-year period ending on the date of disposition and such Non-U.S. Holder’s holding period for our Class B Common Stock. Prospective investors should be aware that no assurance can be given that our Class B Common Stock will be so regularly traded when a Non-U.S. Holder sells its shares of our Class B Common Stock.

U.S. Federal Estate Taxes

Shares of our Class B Common Stock owned or treated as owned by an individual who is not a citizen or resident of the United States at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding Requirements

We must annually report to the IRS and to each Non-U.S. Holder the amount of distributions on our Class B Common Stock paid to such holder and the amount of any tax withheld with respect to those distributions. Copies of these information returns also may be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides. Under certain circumstances, the Code imposes a backup withholding obligation (currently at a rate of 28%) on certain reportable payments. Dividends paid to a Non-U.S. Holder of our Class B Common Stock generally will be exempt from backup withholding if the Non-U.S. Holder provides a properly executed IRS Form W-8BEN (or appropriate substitute or successor form) or otherwise establishes an exemption.

The payment of the proceeds from the disposition of Class B Common Stock to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge or reason to know that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of Class B Common Stock to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States (a “U.S. related person”). In the case of the payment of the proceeds from the disposition of our Class B Common Stock to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, the Treasury regulations require information reporting (but not backup withholding) on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no knowledge to the contrary. Non-U.S. Holders should consult their own independent tax advisors on the application of information reporting and backup withholding to them in their particular circumstances (including upon their disposition of our Class B Common Stock).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be refunded or credited against the Non-U.S. Holder’s U.S. federal income tax liability, if any, if the Non-U.S. Holder provides the required information to the IRS on a timely basis.

UNDERWRITING

Citigroup Global Markets Inc. is acting as the sole bookrunner and joint lead manager for this offering and as the representative of the underwriters named below. Subject to the terms and conditions set forth in the underwriting agreement among us, NAI and the underwriters, NAI has agreed to cause the selling stockholder to sell to the underwriters, and each of the underwriters has severally agreed to purchase from the selling stockholder, the number of shares of Class B Common Stock set forth opposite its name below.

Underwriters	Number of Shares
Citigroup Global Markets Inc.	11,629,767
J.P. Morgan Securities Inc.	7,753,178

Total	19,382,945

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased.

We and NAI have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities. As discussed with Viacom’s directors that are independent with respect to this offering, we have entered into an agreement with NAI and the selling stockholder pursuant to which NAI and the selling stockholder have agreed to indemnify us and our officers, directors and control persons against certain liabilities, including liabilities under the Securities Act, or contribute to payments we may be required to make in respect of those liabilities, and to pay our expenses in connection with this offering.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to certain conditions contained in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representative has advised us and the selling stockholder that they propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $0.6356 per share. After the offering, the public offering price, concession and discount may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to the selling stockholder. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares.

	Per Share		Total
	Without Option	With Option	Without Option	With Option
Public offering price	$28.25	$28.25	$547,568,196	$602,325,030
Underwriting discounts and commissions paid by the selling stockholder	$1.0594	$1.0594	$20,534,292	$22,587,722
Proceeds, before expenses, to the selling stockholder	$27.1906	$27.1906	$527,033,904	$579,737,308

The expenses of the offering, not including the underwriting discount, are estimated at approximately $750,000 and are payable by NAI.

Underwriters’ Option to Purchase Additional Shares

NAI has granted an option to the underwriters to purchase, and to cause the selling stockholder to sell, up to 1,938,295 additional shares from it at the public offering price less the underwriting discount. The underwriters may exercise this option for 30 days from the date of the underwriting agreement. If the underwriters exercise this option, each underwriter will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

We have agreed that, for a period of 30 days from the date of this prospectus supplement, we will not, without the prior written consent of the representative, offer, sell, contract to sell, announce the intention to sell, pledge or otherwise dispose of, or enter into any transaction which is designed to, or might reasonably be expected to, result in such a disposition, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position with respect to, any shares of our Class B Common Stock or any securities convertible into or exercisable or exchangeable for our Class B Common Stock, except in connection with our equity compensation and other plans, and under certain other circumstances.

Other than the pledge currently in existence with respect to the selling stockholder’s shares of our Class A Common Stock and Class B Common Stock, NAI has agreed that, for a period of 90 days from the date of this prospectus supplement, it will not cause or permit the selling stockholder, without the prior written consent of the representative, to offer, sell, contract to sell, pledge or otherwise dispose of, or enter into any transaction which is designed to, or might reasonably be expected to, result in such a disposition, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position with respect to, any shares of our Class B Common Stock or any securities convertible into or exercisable or exchangeable for our Class B Common Stock.

The representative in its sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

Price Stabilization and Short Positions

In connection with the offering, the underwriters may purchase and sell shares of Class B Common Stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares of Class B Common Stock than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the shares of Class B Common Stock while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the representative a portion of the underwriting discount received by it because the representative has repurchased shares of capital stock sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the shares of capital stock. As a result, the price of the shares of our Class B Common Stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time without notice. These transactions may be effected in the over-the-counter market or otherwise.

Selling Restrictions

United Kingdom

This prospectus supplement is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000

(Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

European Union Prospectus Directive

In relation to each Member State of the European Economic Area that has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), an offer of shares described in this prospectus supplement may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of shares may be offered to the public in that Relevant Member State at any time:

•	to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined below) subject to obtaining the prior consent of the representatives for any such offer; or

•	in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer to the public” in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the expression may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The selling stockholder has not authorized and does not authorize the making of any offer of shares through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the shares as contemplated in this prospectus supplement. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of the shares on behalf of the selling stockholder or the underwriters.

Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The shares offered in this prospectus supplement have not been registered under the Securities and Exchange Law of Japan. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•

A corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	A trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

•

to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or in the future may receive, customary fees and commissions for these transactions.

One of our directors, Alan C. Greenberg, is Vice Chairman Emeritus of JPMorgan Chase & Co. Mr. Greenberg has recused himself from involvement as a Viacom director with respect to consideration of matters relating to this offering.

Conflicts of Interest

Affiliates of Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. are, and affiliates of certain other underwriters may be, lenders under the NAI’s credit facilities. The selling stockholder intends to use the net proceeds from this offering to repay a portion of the borrowings under NAI’s credit facilities. The underwriters or their affiliates may receive proceeds from this offering if they are lenders under NAI’s credit facilities. Because more than 5% of the proceeds of this offering, not including underwriting compensation, may be received by affiliates of the underwriters in this offering, this offering is being conducted in compliance with the NASD Rule 2720, as administered by FINRA. Pursuant to this rule, the appointment of a qualified independent underwriter is not necessary in connection with this offering, as the offering is of a class of securities having a bona fide public market as contemplated by such rule.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public on the SEC’s website at www.sec.gov. Our Class A common stock and Class B common stock are listed on the New York Stock Exchange under the symbols “VIA” and “VIA.B,” respectively. Information about us is also available at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We are “incorporating by reference” specified documents that we have filed with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus supplement. Information that we subsequently file with the SEC will automatically update and supersede this information. We incorporate by reference:

•	Our Annual Report on Form 10-K for the year ended December 31, 2008 (filed February 12, 2009);

•	Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2009 (filed April 30, 2009) and June 30, 2009 (filed July 28, 2009);

•	Our Current Reports on Form 8-K, filed May 5, 2009, June 5, 2009 (Item 5.03), June 5, 2009 (Item 5.02), August 25, 2009, August 26, 2009, September 3, 2009, September 30, 2009 and October 2, 2009;

•	Our definitive Proxy Statement filed April 17, 2009; and

•	The description of our Class A Common Stock and Class B Common Stock contained on Form 8-A filed November 23, 2005.

You may obtain a copy of this information at no cost, by writing or telephoning us at the following address:

Viacom Inc.

1515 Broadway

52nd Floor

New York, New York 10036

Attn: Investor Relations

Phone Number: (212) 258-6000

LEGAL MATTERS

The validity of the securities to be offered hereby will be passed upon for us by Michael D. Fricklas, Executive Vice President, General Counsel and Secretary, Viacom Inc., and for the underwriters by Hughes Hubbard & Reed LLP, New York, New York. Hughes Hubbard & Reed LLP has from time to time performed legal services for Viacom including its affiliates. Certain legal matters in connection with this offering will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus Supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The financial statements referred to above have not been restated to reflect the adoption of Statement of Financial Accounting Standard No. 160, Noncontrolling Interest in Consolidated Financial Statements — an amendment of ARB No. 51, (“FAS 160”), and Emerging Issues Task Force Topic D-98, Classification and Measurement of Redeemable Securities, (“EITF D-98”).

PROSPECTUS

VIACOM INC.

Debt Securities

Preferred Stock

Class A Common Stock

Class B Common Stock

Warrants

We, or one or more selling security holders to be identified in a prospectus supplement, may offer and sell, from time to time, in one or more offerings and series, together or separately:

•	debt securities;

•	preferred stock;

•	voting Class A Common Stock;

•	non-voting Class B Common Stock; and

•	warrants representing rights to purchase debt securities or preferred stock.

The debt securities and preferred stock may be convertible into Class B Common Stock.

Our voting Class A Common Stock and non-voting Class B Common Stock are listed and traded on the New York Stock Exchange under the symbols “VIA” and “VIA.B,” respectively.

Investing in our securities involves risks that are referenced under the caption “Risk Factors” on page i of this prospectus.

When we offer securities we will provide you with a prospectus supplement or term sheet describing the specific terms of the specific issue of securities, including the offering price of the securities. You should carefully read this prospectus and the prospectus supplements or term sheets relating to the specific issue of securities before you decide to invest in any of these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 14, 2009.

RISK FACTORS

Prior to making any investment decision with respect to the securities that we may offer, prospective investors should carefully consider the specific factors set forth under the caption “Risk Factors” in the applicable prospectus supplement and in our periodic reports filed with the Securities and Exchange Commission (the “SEC”) that are incorporated by reference herein, together with all of the other information appearing in this prospectus, in the applicable prospectus supplement or incorporated by reference into this prospectus in light of their particular investment objectives and financial circumstances.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC utilizing the “shelf” registration process. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide a prospectus supplement that will contain specific information about the terms of such offering. The prospectus supplement may also add, update or change information contained in this prospectus. The prospectus supplement will also contain, with respect to the securities being sold, the names of any underwriters, dealers or agents, together with the terms of the offering, the compensation of any underwriters and the net proceeds to us. Any underwriters, dealers or agents participating in such offering may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended, which we refer to in this prospectus as the “Securities Act.” You should carefully read both this prospectus and any prospectus supplement together with the additional information described under the heading “Incorporation by Reference.”

In this prospectus we use the terms “Viacom,” “we,” “us,” and “our” and similar words to refer to Viacom Inc., a Delaware corporation, and its consolidated subsidiaries, unless the context otherwise requires. References to “securities” include any security that we might offer under this prospectus or any prospectus supplement. References to “$” and “dollars” are to United States dollars.

You should rely only on the information contained or incorporated by reference in this prospectus, in the related prospectus supplement and in any free writing prospectus that we have authorized. Viacom has not authorized anyone to provide you with different information. If anyone provides you with different, inconsistent or additional information, you should not rely on it. Viacom is not making an offer of these securities in any

i

jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus or that any document incorporated by reference into this prospectus is accurate as of any date other than the date of such document. Our business, financial condition, results of operations and prospects may have changed since such date.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800- SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public on the SEC’s website at www.sec.gov. Our Class A common stock and Class B common stock are listed on the New York Stock Exchange under the symbols “VIA” and “VIA.B,” respectively. Information about us is also available at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

INCORPORATION BY REFERENCE

We incorporate by reference into this prospectus the documents listed below and any future filings made with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including filings made after the date of this prospectus and until the offering of the particular securities covered by a prospectus supplement has been completed.

We are “incorporating by reference” specified documents that we have filed with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. Information that we subsequently file with the SEC will automatically update and supersede this information. We incorporate by reference:

(a)	Our Annual Report on Form 10-K for the year ended December 31, 2008 (filed February 12, 2009);

(b)	Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2009 (filed April 30, 2009) and June 30, 2009 (filed July 28, 2009);

(c)	Our Current Reports on Form 8-K, filed May 5, 2009, June 5, 2009 (Item 5.03), June 5, 2009 (Item 5.02), August 25, 2009, August 26, 2009, September 3, 2009, September 30, 2009 and October 2, 2009;

(d)	Our definitive Proxy Statement filed April 17, 2009; and

(e)	The description of our Class A Common Stock and Class B Common Stock contained on Form 8-A filed on November 23, 2005.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and any amendments to those reports, are available free of charge on our website as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Our internet website is located at www.viacom.com. Information included on or accessible through our website does not constitute a part of this prospectus or any prospectus supplement. You may obtain a copy of these filings at no cost, by writing or telephoning us at the following address: Viacom Inc., 1515 Broadway, 52nd Floor, New York, New York 10036, Attn: Investor Relations, Telephone Number: (212) 258-6000.

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CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain both historical and forward-looking statements. All statements which are not statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements are not based on historical facts, but rather reflect our current expectations concerning future results and events. Forward-looking statements generally can be identified by the use of statements that include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will” or other similar words or phrases. Similarly, statements that describe our objectives, plans or goals are or may be forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that are difficult to predict and which may cause our actual results, performance or achievements to be different from any future results, performance and achievements expressed or implied by these statements. These risks, uncertainties and other factors include, among others: the worsening of current economic conditions generally, and in advertising and retail markets in particular; the public acceptance of our programs, motion pictures and games on the various platforms on which they are distributed; competition for audiences and distribution; technological developments and their effect in our markets and on consumer behavior; fluctuations in our results due to the timing, mix and availability of our motion pictures and games; changes in the Federal communications laws and regulations; the impact of piracy; other domestic and global economic, business, competitive and/or regulatory factors affecting our businesses generally; and other factors described in our news releases and filings with the SEC, including but not limited to our Annual Report on Form 10-K and our reports on Form 10-Q and Form 8-K incorporated by reference herein and in the section entitled “Risk Factors” on page i of this prospectus. The forward-looking statements included or incorporated by reference in this prospectus are made only as of the dates of the respective documents, and, under Section 27A of the Securities Act and Section 21E of the Exchange Act, we do not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

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THE COMPANY

We are a leading global entertainment content company. We engage audiences on television, motion picture, Internet, mobile and video game platforms through many of the world’s best known entertainment brands, including MTV: Music Television®, MTV2®, VH1®, VH1 Classic™, CMT®:Country Music Television™, Logo®, Nickelodeon®, Nick at Nite®, Nick Jr.®, TeenNick®, COMEDY CENTRAL®, Spike TV®, TV Land™, BET®, Rock Band®, mtvU®, MTV Tr3s®, Nicktoons®, AddictingGames®, Atom®, Neopets®, Shockwave®, Paramount Pictures®, Paramount Vantage™, Paramount Classics™, MTV Films® and Nickelodeon Movies™.

We were organized as a Delaware corporation in 2005 and our principal offices are located at 1515 Broadway, New York, New York 10036. Our telephone number is (212) 258-6000 and our internet website is located at www.viacom.com. Information included on or accessible through our website does not constitute a part of this prospectus or any prospectus supplement.

USE OF PROCEEDS

Unless indicated otherwise in a prospectus supplement, we expect to use the proceeds, net of transaction costs, from the sale of our securities for general corporate purposes, including, but not limited to, repayment of borrowings, working capital, acquisitions, capital expenditures and discretionary share repurchases. We will not receive any of the proceeds from the sale of securities by any selling security holders.

RATIO OF EARNINGS TO FIXED CHARGES

Set forth below is information concerning our ratio of earnings to fixed charges. For purposes of determining the ratio of earnings to fixed charges, earnings consist of earnings from continuing operations before income taxes, adjusted for equity in earnings or losses of affiliate companies, plus distributed income of equity affiliates and fixed charges. Fixed charges are defined as interest expense and one-third of gross rent expense relating to operating leases, which is deemed to be representative of interest. For the six months ended June 30, 2009 and the years ended December 31, 2008, 2007 and 2006, fixed charges include interest expense on indebtedness outstanding during that period. For periods ended December 31, 2005 and prior, indebtedness, other than certain capital lease obligations, was not transferred to Viacom as it remained at CBS Corporation. Accordingly, debt service cost is not reflected in periods prior to the year ended December 31, 2006.

	Six Months Ended June 30, 2009	Year Ended December 31,
		2008	2007	2006	2005	2004
Ratio of Earnings to Fixed Charges	4.0x	4.4x	5.8x	5.4x	34.9x	40.7x

DESCRIPTION OF DEBT SECURITIES

The following description of Viacom’s debt securities to be issued under the Indenture (as defined below) summarizes the general terms and provisions of its debt securities to which any prospectus supplement may relate. The description set forth below and in any prospectus supplement is not complete and is subject to, and qualified in its entirety by reference to, the Indenture. Viacom will describe the specific terms of the debt securities offered by any prospectus supplement and the extent, if any, to which the general provisions summarized in this description may apply to any series of its debt securities in the prospectus supplement relating to that series. References to “Viacom” in this description are references to Viacom Inc. and not its consolidated subsidiaries, unless the context otherwise requires.

Viacom may issue its debt securities from time to time, in one or more series under a base indenture dated as of April 12, 2006, between Viacom and The Bank of New York Mellon, formerly known as The Bank of New York, as trustee, or another trustee named in a prospectus supplement. We refer to this indenture, as supplemented by one or more applicable supplemental indentures, as the “Indenture.” The trustee under the Indenture is called the “Trustee.”

The Indenture does not limit the amount of debt securities that may be issued thereunder. The Indenture provides that debt securities may be issued up to an aggregate principal amount authorized by Viacom and may be payable in any currency or currency unit designated by Viacom.

General

Viacom may issue debt securities from time to time and offer its debt securities on terms determined by market conditions at the time of their sale. Viacom may issue debt securities in one or more series with the same or various maturities and at the same or various prices including at par, at a premium, or at a discount. Any debt securities bearing no interest or interest at a rate which at the time of issuance is below market rates will be sold at a discount, which may be substantial, from the stated principal amount. Viacom will describe the material United States federal income tax consequences and other special considerations applicable to any substantially discounted debt securities in a related prospectus supplement.

You should refer to the prospectus supplement for the following terms of the debt securities offered by this registration statement:

•	the designation, aggregate principal amount and authorized denominations of the debt securities;

•	the percentage of the principal amount at which Viacom will issue the debt securities;

•	the date(s) on which the debt securities will mature;

•	the annual interest rate(s) of the debt securities, or the method of determining the rate(s);

•	the date(s) on which any interest will be payable, the date(s) on which payment of any interest will commence and the regular record date(s) for the payment of interest;

•	the terms of any mandatory or optional redemption(s), including any provisions for sinking, purchase or other similar funds or repayment options;

•	the currency unit(s) for which the debt securities may be purchased and in which the principal, any premium and any interest may be payable;

•

if the currency unit(s) for which the debt securities may be purchased or in which the principal, any premium and any interest may be payable is at Viacom’s election or the purchaser’s election, the manner in which the election may be made;

•

if the amount of payments on the debt securities is determined by an index based on one or more currency units, or changes in the price of one or more securities or commodities, the manner in which the amounts will be determined;

•

the extent to which any of the debt securities will be issuable in temporary or permanent global form, and the manner in which any interest payable on a temporary or permanent global security will be paid;

•

the terms and conditions upon which the debt securities may be convertible into or exchanged for common stock, preferred stock, indebtedness or other debt or equity securities of any person, including Viacom;

•	information with respect to book-entry procedures, if any;

•	a discussion of any material United States federal income tax and other special considerations, procedures and limitations relating to the debt securities; and

•	any other specific terms of the debt securities not inconsistent with the Indenture.

If Viacom sells any of the debt securities for one or more foreign currencies or foreign currency units or if the principal of, premium, if any, or interest on any series of debt securities will be payable in one or more foreign currencies or foreign currency units, it will describe the restrictions, elections, any material United States federal income tax consequences, specific terms and other information with respect to the issue of debt securities and the currencies or currency units in the related prospectus supplement.

Unless specified otherwise in a prospectus supplement, the principal of, premium, if any, and interest on the debt securities will be payable, and the debt securities will be transferable, at the corporate trust office of the applicable Trustee in New York, New York. However, Viacom may make payment of interest, at its option, by check mailed on or before the payment date to the address of the person entitled to the interest payment or by transfer to an account held by the payee as it appears on the registry books of the Trustee, Viacom or its agents.

Unless specified otherwise in a prospectus supplement, Viacom will issue the debt securities in registered form and in denominations of $1,000 and any integral multiple of $1,000. Bearer securities, other than those issued in global form, will be issued in denominations of $5,000. No service charge will be made for any transfer or exchange of any debt securities, but Viacom may, except in specific cases not involving any transfer, require payment of a sufficient amount to cover any tax or other governmental charge payable in connection with the transfer or exchange.

Viacom’s rights and the rights of its creditors, including holders of debt securities, to participate in any distribution of assets of any Viacom subsidiary upon its liquidation, reorganization or otherwise is subject to the prior claims of creditors of the subsidiary, except to the extent that Viacom’s claims as a creditor of the subsidiary may be recognized.

Ranking

Any senior debt securities will be senior unsecured obligations of Viacom and will rank equally in right of payment with all of Viacom’s other unsecured and unsubordinated indebtedness from time to time outstanding.

Any senior subordinated debt securities will be senior unsecured subordinated obligations of Viacom and will be subordinated in right of payment to Viacom’s senior indebtedness.

Any debt securities will be effectively subordinated to any secured indebtedness of Viacom to the extent of the value of the assets securing such indebtedness. The Indenture does not limit the amount of debt that Viacom or its subsidiaries can incur.

In addition, Viacom conducts its operations through subsidiaries, which generate a substantial portion of our operating income and cash flow. As a result, distributions or advances from our subsidiaries are a major source of funds necessary to meet our debt service and other obligations. Contractual provisions, laws or regulations, as well as a subsidiary’s financial condition and operating requirements, may limit the ability of Viacom to obtain cash required to pay Viacom’s debt service obligations, including payments on the debt securities. The debt securities (whether senior or subordinated obligations of Viacom) will be structurally subordinated to all obligations of Viacom’s subsidiaries including claims with respect to trade payables. This means that holders of the debt securities of Viacom will have a junior position to the claims of creditors of Viacom’s subsidiaries on the assets and earnings of such subsidiaries. As of June 30, 2009, Viacom’s direct and indirect subsidiaries had $335 million of indebtedness, including capital lease obligations.

Global Securities

Viacom may issue debt securities of a series, in whole or in part, in the form of one or more global securities and will deposit them with, or on behalf of, a depositary identified in the prospectus supplement relating to that series. Viacom may issue global securities in fully registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual debt securities represented thereby, a global security may only be transferred among the depositary, its nominees and any successors.

The specific terms of the depositary arrangement relating to a series of debt securities will be described in the prospectus supplement relating to that series. It is anticipated that the following provisions will generally apply to depositary arrangements.

Upon the issuance of a global security, the depositary for the global security or its nominee will credit on its book-entry registration and transfer system the principal amounts of the individual debt securities represented by the global security to the accounts of persons that have accounts with the depositary. The accounts will be designated by the dealers, underwriters or agents with respect to the debt securities, or by Viacom if the debt securities are offered and sold directly by it. Ownership of beneficial interests in a global security will be limited to persons that have accounts with the applicable depositary participants or persons that hold interests through these participants. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by:

•	the applicable depositary or its nominee, with respect to interests of depositary participants; and

•	the records of depositary participants, with respect to interests of persons other than depositary participants.

So long as the depositary for a global security or its nominee is the registered owner of that global security, the depositary or the nominee will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable debt indenture. Except as provided below, owners of beneficial interests in a global security will:

•	not be entitled to have any of the individual debt securities of the series represented by the global security registered in their names;

•	not receive, or be entitled to receive, physical delivery of any debt security of that series in definitive form; and

•	not be considered the owners or holders thereof under the Indenture governing the debt securities.

Further Issues

Not all debt securities of any one series need be issued at the same time and, unless otherwise provided, a series may be reopened without the consent of the holders for issuances of additional debt securities of such series.

Payment and Paying Agents

Any payments of principal, premium or interest on individual debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee as the registered owner of the global security representing the debt securities. Neither Viacom, the Trustee, any paying agent, nor the security registrar for the debt securities will have any responsibility or liability for the records relating to or payments made on account of beneficial ownership interests of the global security for the debt securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

Viacom expects that the depositary for a series of debt securities or its nominee, upon receipt of any payment of principal, premium or interest in respect of a permanent global security representing any of the debt securities, will immediately credit participants’ accounts with payments in amounts proportionate to their beneficial interests in the principal amount of the global security for the debt securities as shown on the records of the depositary or its nominee. Viacom also expects that payments by participants to owners of beneficial interests in the global security held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name.” The payments will be the responsibility of those participants.

Merger, Consolidation or Sale of Assets

Under the terms of the Indenture, Viacom generally would be permitted to consolidate or merge with another entity or to sell all or substantially all of our respective assets to another entity, subject to Viacom meeting all of the following conditions:

•	the resulting entity (other than Viacom) must agree through a supplemental indenture to be legally responsible for the debt securities;

•	immediately following the consolidation, merger, sale or conveyance, no Event of Default (as defined below) shall have occurred and be continuing;

•	the surviving entity to the transaction must be a corporation organized under the laws of the United States or a state of the United States;

•	Viacom must deliver certain certificates and documents to the Trustee; and

•	Viacom must satisfy any other requirements specified in the prospectus supplement relating to a particular series of debt securities.

We may merge or consolidate with, or sell all or substantially all of our assets to any of our Subsidiaries.

Although there is a limited body of case law interpreting the phrase “all or substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of our assets. As a result, it may be unclear as to whether the merger, consolidation or sale of assets covenant would apply to a particular transaction as described above absent a decision by a court of competent jurisdiction.

In the event that Viacom consolidates or merges with another entity or sells all or substantially all of its assets to another entity, the surviving entity shall be substituted for Viacom under the Indenture and Viacom shall be discharged from all of its obligations under the Indenture.

Limitations on Liens

We covenant in the Indenture that we will not create, assume or permit any Lien on any of our properties or assets, unless we secure the debt securities at least equally and ratably to the secured Indebtedness. The foregoing only applies to Liens that in the aggregate exceed 15% of our total consolidated assets, reduced by the Attributable Debt related to any permitted sale and leaseback arrangement. See “—Limitations on Sale and Leaseback Transactions” below. The restrictions do not apply to Capitalized Leases or Indebtedness that is secured by:

•	Liens existing on the date such debt securities are issued;

•	Liens on any property or any Indebtedness of a person existing at the time the person becomes a Subsidiary (whether by acquisition, merger or consolidation);

•	Liens in favor of us or our Subsidiaries; and

•	Liens existing at the time of acquisition of the assets secured thereby and purchase money Liens.

The restrictions do not apply to extensions, renewals or replacements of any of the foregoing types of Liens.

Limitations on Sale and Leaseback Transactions

We covenant in the Indenture that neither we nor any Restricted Subsidiary will enter into any arrangement with any person to lease a Principal Property (except for any arrangements that exist on the date the debt securities are issued or that exist at the time any person that owns a Principal Property becomes a Restricted Subsidiary) that has been or is to be sold by us or the Restricted Subsidiary to the person unless:

•	the sale and leaseback arrangement involves a lease for a term of not more than three years;

•	the sale and leaseback arrangement is entered into between us and any Subsidiary or between our Subsidiaries;

•

we or the Restricted Subsidiary would be entitled to incur indebtedness secured by a Lien on the Principal Property at least equal in amount to the Attributable Debt permitted pursuant to the first paragraph under “—Limitations on Liens” without having to secure equally and ratably the debt securities;

•

the proceeds of the sale and leaseback arrangement are at least equal to the fair market value (as determined by our Board of Directors in good faith) of the property and we apply within 180 days after the sale an amount equal to the greater of the net proceeds of the sale or the Attributable Debt associated with the property to (i) the retirement of long-term debt for borrowed money that is not subordinated to the debt securities and that is not debt to us or a Subsidiary, or (ii) the purchase or development of other comparable property; or

•	the sale and leaseback arrangement is entered into within 180 days after the initial acquisition of the Principal Property subject to the sale and leaseback arrangement.

The term “Attributable Debt,” with regard to a sale and leaseback arrangement of a Principal Property, is defined in the Indenture as an amount equal to the lesser of: (a) the fair market value of the property (as determined in good faith by our Board of Directors); or (b) the present value of the total net amount of rent payments to be made under the lease during its remaining term, discounted at the rate of interest set forth or implicit in the terms of the lease, compounded semi-annually. The calculation of the present value of the total net amount of rent payments is subject to adjustments specified in the Indenture.

The term “Principal Property” is defined in the Indenture to include any parcel of our or our Restricted Subsidiaries’ real property and related fixtures or improvements located in the United States, the aggregate book value of which on the date of determination exceeds $1.5 billion. The term “Principal Property” does not include any telecommunications equipment or parcels of real property and related fixtures or improvements that are determined in good faith by our Board of Directors not to be of material importance to our and our Subsidiaries’ total business. As of the date of this prospectus, neither we nor any of our Subsidiaries own any Principal Property.

Defaults and Remedies

Holders of debt securities will have specified rights if an Event of Default (as defined below) occurs in respect of the debt securities of that series, as described below.

The term “Event of Default” in respect of the debt securities of a particular series means any of the following:

•	Viacom does not pay interest on a debt security of such series within 30 days of its due date;

•	Viacom does not pay the principal of or any premium on a debt security of such series when due and payable, at its maturity, or upon its acceleration or redemption;

•

Viacom remains in breach of a covenant or warranty in respect of the Indenture for 60 days after Viacom receives a written notice of default; such notice must be sent by either the Trustee or holders of at least 25% in principal amount of a series of outstanding debt securities; or

•	Viacom files for bankruptcy, or other events of bankruptcy specified in the Indenture occur.

If an Event of Default has occurred, the Trustee or the holders of at least 25% in principal amount of the debt securities of the affected series may declare the entire unpaid principal amount of (and premium, if any), and all the accrued interest on, the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. There is no action on the part of the Trustee or any holder of debt securities required for such declaration if the Event of Default is a bankruptcy, insolvency or reorganization. Holders of a majority in principal amount of the debt securities of a series may also waive certain past defaults under the Indenture on behalf of all of the holders of such series of debt securities. A declaration of acceleration of maturity may be canceled, under specified circumstances, by the holders of at least a majority in principal amount of a series of debt securities and the Trustee.

Except in cases of default, where the Trustee has special duties, the Trustee is not required to take any action under the Indenture at the request of holders unless the holders offer the Trustee reasonable protection from expenses and liability satisfactory to the Trustee. If a reasonable indemnity satisfactory to it is provided, the holders of a majority in principal amount of a series of debt securities may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the Trustee. The Trustee may refuse to follow those directions in certain circumstances specified in the Indenture. No delay or omission in exercising any right or remedy will be treated as a waiver of the right, remedy or Event of Default.

Before holders are allowed to bypass the Trustee and bring a lawsuit or other formal legal action or take other steps to enforce their rights or protect their interests relating to the debt securities, the following must occur:

•	holders must give the Trustee written notice that an Event of Default has occurred and remains uncured;

•

holders of at least 25% in principal amount of the outstanding debt securities of a series must make a written request that the Trustee take action because of the default and must offer the Trustee indemnity satisfactory to the Trustee against the cost and other liabilities of taking that action;

•	the Trustee must have failed to take action for 60 days after receipt of the notice and offer of indemnity; and

•

holders of a majority in principal amount of the debt securities of a series must not have given the Trustee a direction inconsistent with the above notice for a period of 60 days after the Trustee has received the notice.

Holders are, however, entitled at any time to bring a lawsuit for the payment of money due on the debt securities on or after the due date.

Modification of the Indenture

The Indenture provides that Viacom and the Trustee may, without the consent of any holders of debt securities, enter into supplemental indentures for the purposes, among other things, of:

•	adding to Viacom’s covenants;

•	adding additional events of default;

•	changing or eliminating any provisions of the Indenture so long as there are no holders entitled to the benefit of the provisions;

•	establishing the form or terms of any series of debt securities; or

•	curing ambiguities or inconsistencies in the Indenture or making any other provisions with respect to matters or questions arising under the Indenture.

With specific exceptions, the Indenture or the rights of the holders of the debt securities may be modified by Viacom and the Trustee with the consent of the holders of a majority in aggregate principal amount of the debt securities of each series affected by the modification then outstanding; however, no modification may be made without the consent of the holders of each outstanding debt security affected, which would:

•	change the maturity of any payment of principal of, or any premium on, or any installment of interest on any debt security;

•	change the terms of any sinking fund with respect to any debt security;

•	reduce the principal amount of any debt security, or the interest thereon, or any premium on any debt security upon redemption or repayment at the option of the holder;

•	change any obligation of Viacom to pay additional amounts;

•	change any place of payment where, or the currency in which, any debt security or any premium or interest is payable;

•	impair the right to sue for the enforcement of any payment on or with respect to any debt security; or

•

reduce the percentage in principal amount of outstanding debt securities of any series required to consent to any supplemental indenture, any waiver of compliance with provisions of the Indenture or specific defaults and their consequences provided for in the Indenture, or otherwise modify the sections in the Indenture relating to these consents.

Defeasance and Covenant Defeasance

Viacom may elect either (i) to defease and be discharged from any and all obligations with respect to a series of the debt securities (except as otherwise provided in the Indenture) (“defeasance”) or (ii) to be released from its obligations with respect to certain covenants that are described in the Indenture (“covenant defeasance”), upon the deposit with the Trustee, in trust for such purpose, of money and/or government obligations that through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient, without reinvestment, to pay the principal of, premium, if any, and interest on the debt securities of such series to maturity or redemption, as the case may be, and any mandatory sinking fund or analogous senior payments thereon. As a condition to defeasance or covenant defeasance, Viacom must deliver to the Trustee an opinion of counsel to the effect that the holders of the debt securities of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the Indenture.

Viacom may exercise its defeasance option with respect to the debt securities of any series notwithstanding its prior exercise of its covenant defeasance option. If Viacom exercises its defeasance option, payment of the debt securities of such series may not be accelerated because of an event of default. If Viacom exercises its covenant defeasance option, payment of the debt securities of such series may not be accelerated by reference to any covenant from which Viacom is released as described under clause (ii) of the immediately preceding paragraph. However, if acceleration were to occur for other reasons, the realizable value at the acceleration date of the money and government obligations in the defeasance trust could be less than the principal and interest then due on the debt securities of such series, in that the required deposit in the defeasance trust is based upon scheduled cash flows rather than market value, which will vary depending upon interest rates and other factors.

Notices

Notices to holders of debt securities will be given by mail to the addresses of such holders as they appear in the security register.

Title

We, the Trustee and any agent of ours may treat the registered owner of any registered debt security as the absolute owner thereof (whether or not the debt security shall be overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes.

Replacement of Debt Securities

We will replace any mutilated debt security at the expense of the holders upon surrender to the Trustee. We will replace debt securities that become destroyed, lost or stolen at the expense of the holder upon delivery to the Trustee of satisfactory evidence of the destruction, loss or theft thereof. In the event of a destroyed, lost or stolen debt security, an indemnity or security satisfactory to us and the Trustee may be required at the expense of the holder of the debt security before a replacement debt security will be issued.

Governing Law

The Indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Concerning the Trustee

Viacom will identify the Trustee in the relevant prospectus supplement. In specific instances, Viacom or the holders of a majority of the then outstanding principal amount of the debt securities issued under the Indenture may remove the Trustee and appoint a successor trustee. The Trustee may become the owner or pledgee of any of the debt securities with the same rights, subject to conflict of interest restrictions, it would have if it were not the Trustee. The Trustee and any successor trustee must be eligible to act as trustee under Section 310(a)(1) of the Trust Indenture Act of 1939 and shall have a combined capital and surplus of at least $50,000,000 and be subject to examination by federal or state authority. Subject to applicable law relating to conflicts of interest, the Trustee may also serve as trustee under other indentures relating to securities issued by Viacom or its affiliated companies and may engage in commercial transactions with Viacom and its affiliated companies. The initial Trustee under the Indenture is The Bank of New York Mellon, formerly known as The Bank of New York.

Subordination

In addition to the provisions previously described in this prospectus and applicable to all debt securities, the following description of any senior subordinated debt securities summarizes the additional terms and provisions of such senior subordinated debt securities to which any prospectus supplement may relate. The specific terms of Viacom’s senior subordinated debt securities offered by any prospectus supplement and the extent, if any, to which the general provisions summarized below may apply to any series of senior subordinated debt securities will be described in the prospectus supplement relating to that series.

Any senior subordinated debt securities will be subordinated in right of payment to Viacom’s senior indebtedness to the extent set forth in the applicable prospectus supplement.

The payment of the principal of, premium, if any, and interest on any senior subordinated debt securities will be subordinated in right of payment to the prior payment in full of all of Viacom’s senior indebtedness. Viacom may not make payment of principal, premium, if any, sinking funds or interest, if any, on any senior subordinated debt securities unless full payment of amounts then due for principal, premium, if any, sinking funds and interest on all senior indebtedness has been made or duly provided for.

For purposes of the description of any senior subordinated debt securities, the term “Senior Indebtedness” of Viacom means all indebtedness of Viacom, except (a) Indebtedness that, pursuant to its terms, is subordinated in right of payment to other Indebtedness and (b) Indebtedness evidenced by an instrument that expressly provides that such Indebtedness is not Senior Indebtedness. Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness will not include any liability for taxes owed or owing by Viacom or any trade payables.

Certain Definitions

The following definitions are applicable to the Indenture:

“Capitalized Lease” means any obligation of a person to pay rent or other amounts incurred with respect to real property or equipment (other than in respect of telecommunications equipment including, without limitation, satellite transponders) acquired or leased by such person and used in its business that is required to be recorded as a capital lease in accordance with generally accepted accounting principles consistently applied as in effect from time to time.

“Indebtedness” of any person means, without duplication, (i) any obligation of such person for money borrowed; (ii) any obligation of such person evidenced by bonds, debentures, notes or other similar instruments; (iii) any reimbursement obligation of such person in respect of letters of credit or other similar instruments which support financial obligations which would otherwise become Indebtedness; (iv) any obligation of such person under Capitalized Leases; and (v) any obligation of any third party to the extent secured by a Lien on the assets of such person; provided, however, that “Indebtedness” of such person shall not include any obligation of such person (i) to any Subsidiary of such person or to any person with respect to which such person is a Subsidiary or (ii) specifically with respect to the production, distribution or acquisition of motion pictures or other programming rights, talent or publishing rights.

“Lien” means any pledge, mortgage, lien, encumbrance or other security interest.

“Restricted Subsidiary” means a corporation, all of the outstanding voting stock of which is owned, directly or indirectly, by Viacom or by one or more of its Subsidiaries, or by Viacom and one or more of its Subsidiaries, which is incorporated under the laws of a state of the United States, and which owns a Principal Property.

“Subsidiary” of any person means (i) a corporation a majority of the outstanding voting stock of which is at the time, directly or indirectly, owned by such person, by one or more Subsidiaries of such person, or by such person and one or more Subsidiaries thereof or (ii) any other person (other than a corporation), including, without limitation, a partnership or joint venture, in which such person, one or more Subsidiaries thereof, or such person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, has at least majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other persons performing similar functions).

DESCRIPTION OF PREFERRED STOCK

The following description sets forth certain general terms of preferred stock that Viacom may offer. The terms of any series of the preferred stock will be described in the applicable prospectus supplement relating to the preferred stock being offered. The description set forth below and in any prospectus supplement is not complete, and is subject to, and qualified in its entirety by reference to, Viacom’s amended and restated certificate of incorporation, and the certificate of designations relating to each particular series of the preferred stock, which was or will be filed with the SEC at or before the issuance of the series of preferred stock. References to “Viacom” in this description are references to Viacom Inc. and not its consolidated subsidiaries, unless the context otherwise requires.

Terms of the Preferred Stock

Under Viacom’s amended and restated certificate of incorporation, Viacom is authorized to issue up to 25,000,000 shares of preferred stock, par value $0.001 per share. The Board of Directors of Viacom has the authority, without approval of the stockholders, to cause shares of preferred stock to be issued from time to time in one or more series, with the numbers of shares of each series and the designations, preferences and relative, participating, optional, dividend and other special rights of the shares of each such series and the qualifications, limitations, restrictions, conditions and other characteristics thereof as fixed by the Board of Directors. As of September 30, 2009, Viacom had 25,000,000 shares of preferred stock available for issuance.

The applicable prospectus supplement will describe the terms of each series of preferred stock, including, where applicable, the following:

•	the designation, stated value, liquidation preference and number of shares offered;

•	the offering price(s);

•

the dividend rate(s), or method of calculation, the dividend periods, the date on which dividends shall be payable and whether dividends are cumulative or noncumulative and, if cumulative, the dates from which dividends begin to accumulate;

•	any redemption or sinking fund provisions;

•	any conversion or exchange provisions;

•	any voting rights;

•	whether the preferred stock will be issued in certificated or book-entry form;

•	whether the preferred stock will be listed on a national securities exchange;

•	information with respect to any book-entry procedures;

•	a discussion of any material United States federal income tax and other special considerations, procedures and limitations relating to the preferred stock; and

•

any additional rights, preferences, privileges, limitations and restrictions of the preferred stock which are not inconsistent with the provisions of the amended and restated certificate of incorporation.

The preferred stock will be, when issued against payment, fully paid and nonassessable. Holders will have no preemptive rights to subscribe for any additional securities that Viacom may issue. Unless otherwise specified in the applicable prospectus supplement, the shares of each series of preferred stock will rank equally with all other outstanding series of preferred stock issued by Viacom as to payment of dividends, other than with respect to cumulation of dividends, and as to the distribution of assets upon liquidation, dissolution, or winding up of Viacom. As of September 30, 2009, there were no shares of Viacom’s preferred stock outstanding. Each series of preferred stock will rank senior to the common stock and any other stock of Viacom that is expressly made junior to that series of preferred stock. However, the Board of Directors may not issue any preferred stock, or preferred stock that is convertible into or exchangeable for other securities, that, in the aggregate with all other outstanding shares of preferred stock, could elect a majority of the Board of Directors, unless such issuance has been approved by the holders of a majority of the outstanding shares of Viacom Class A Common Stock, voting separately as a class.

Unless otherwise specified in the applicable prospectus supplement, The Bank of New York Mellon will be the transfer agent, dividend disbursing agent and registrar for the shares of the preferred stock.

Viacom’s rights and the rights of holders of Viacom securities, including the holders of preferred stock, to participate in the distribution of assets of any subsidiary of Viacom upon its liquidation or recapitalization will be subject to the prior claims of the subsidiary’s creditors and preferred stockholders, except to the extent Viacom may itself be a creditor with recognized claims against the subsidiary or a holder of preferred stock of the subsidiary.

Dividends and Distributions

Unless otherwise specified in the prospectus supplement, holders of shares of the preferred stock will be entitled to receive, as, if and when declared by the Board of Directors of Viacom or a duly authorized committee of the Board of Directors, out of funds legally available for the payment of dividends, cash dividends at the rate set forth in, or calculated in accordance with the formula set forth in, the prospectus supplement relating to the preferred stock being offered. Dividends on the preferred stock may be cumulative or noncumulative as provided in the applicable prospectus supplement. Dividends on the cumulative preferred stock will accumulate from the date of original issue and will be payable as specified in the applicable prospectus supplement. The applicable prospectus supplement will set forth the applicable dividend period with respect to a dividend payment date. If the Board of Directors of Viacom or a duly authorized committee of the Board of Directors fails to declare a dividend on any series of noncumulative preferred stock for any dividend period, Viacom will have no obligation to pay a dividend for that period, whether or not dividends on that series of noncumulative preferred stock are declared for any future dividend period.

No dividends will be declared or paid or set apart for payment on the preferred stock of any series ranking, as to dividends, equally with or junior to any other series of preferred stock for any period unless dividends have been or are contemporaneously declared and paid or declared and a sum sufficient for the payment of those dividends has been set apart for:

•	in the case of cumulative preferred stock, all dividend periods terminating on or before the date of payment of full cumulative dividends; or

•	in the case of noncumulative preferred stock, the immediately preceding dividend period.

When dividends are not paid in full upon any series of preferred stock, and any other preferred stock ranking equally as to dividends with that series of preferred stock, all dividends declared upon shares of that series of preferred stock and any other preferred stock ranking equally as to dividends will be declared pro rata so that the amount of dividends declared per share on that series of preferred stock and any other preferred stock ranking equally as to dividends will in all cases bear to each other the same ratio that accrued dividends per share on the shares of that series of preferred stock and the other preferred stock bear to each other. In the case of noncumulative preferred stock, any accrued dividends described in the immediately preceding paragraph will not include any cumulation in respect of unpaid dividends for prior dividend periods.

Except as provided in the immediately preceding paragraph or the applicable prospectus supplement, unless full dividends on all outstanding shares of any series of preferred stock have been declared and paid, in the case of a series of cumulative preferred stock, for all past dividend periods, or in the case of noncumulative preferred stock, for the immediately preceding dividend period, Viacom may not declare dividends or pay or set aside for payment or other distribution on any of its capital stock ranking junior to or equally with that series of preferred stock as to dividends or upon liquidation, other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, the common stock of Viacom or other capital stock of Viacom ranking junior to that series of preferred stock as to dividends and upon liquidation. Other than in connection with the distribution or trading of any of its capital stock, Viacom may not redeem, purchase or otherwise acquire any of its capital stock ranking junior to or equally with that series of preferred stock as to dividends or upon liquidation, for any consideration or any moneys paid to or made available for a sinking fund for the redemption of any shares of any of its capital stock, except by conversion or exchange for capital stock of Viacom ranking junior to that series of preferred stock as to dividends and upon liquidation.

Unless otherwise specified in the applicable prospectus supplement, the amount of dividends payable for any period shorter than a full dividend period shall be computed on the basis of twelve 30-day months, a 360-day year and the actual number of days elapsed in any period of less than one month.

Liquidation Preference

Unless otherwise specified in the applicable prospectus supplement, upon any voluntary or involuntary liquidation, dissolution or winding up of Viacom, the holders of the preferred stock will have preference and priority over the common stock of Viacom and any other class of stock of Viacom ranking junior to the preferred stock upon liquidation, dissolution or winding up, for payments out of or distributions of the assets of Viacom or proceeds from any liquidation, of the amount per share set forth in the applicable prospectus supplement plus all accrued and unpaid dividends, to the date of final distribution to such holders. After any liquidating payment, the holders of preferred stock will not be entitled to any other payments.

Redemption

If specified in the prospectus supplement relating to a series of preferred stock being offered, Viacom may, at its option, at any time or from time to time, redeem that series of preferred stock, in whole or in part, at the redemption prices and on the dates set forth in the applicable prospectus supplement.

If less than all outstanding shares of a series of preferred stock is to be redeemed, the selection of the shares to be redeemed shall be determined by lot or pro rata as may be determined to be equitable by the Board of Directors of Viacom or a duly authorized committee of the Board of Directors. From and after the redemption date, unless Viacom is in default in providing for the payment of the redemption price, dividends shall cease to accrue on the shares of that series of preferred stock called for redemption and all rights of the holders shall cease, other than the right to receive the redemption price.

Voting Rights

Unless otherwise described in the applicable prospectus supplement, holders of the preferred stock will have no voting rights except as required by law.

Conversion or Exchange Rights

The prospectus supplement relating to a series of preferred stock that is convertible or exchangeable will state the terms on which shares of that series are convertible or exchangeable into common stock, another series of preferred stock or debt securities.

DESCRIPTION OF COMMON STOCK

The authorized common stock of Viacom as set forth in its amended and restated certificate of incorporation includes 375,000,000 shares of Viacom Class A Common Stock, par value $0.001 per share, and 5,000,000,000 shares of Viacom Class B Common Stock, par value $0.001 per share. Viacom is registering with the SEC shares of Viacom Class A Common Stock and Class B Common Stock, which may be offered by Viacom or one or more selling security holders to be identified in a prospectus supplement. References to “Viacom” in this description are references to Viacom Inc. and not its consolidated subsidiaries, unless the context otherwise requires.

The descriptions set forth below and in any prospectus supplement are not complete, and are subject to, and qualified in their entirety by reference to, Viacom’s amended and restated certificate of incorporation and bylaws and the Delaware General Corporation Law.

General

All issued and outstanding shares of Viacom Class A Common Stock and Viacom Class B Common Stock are identical and the holders of such shares are entitled to the same rights and privileges, except as provided in Viacom’s amended and restated certificate of incorporation as described below.

As of September 30, 2009, there were approximately 57,364,248 shares of Viacom Class A Common Stock issued and outstanding and approximately 549,515,482 shares of Viacom Class B Common Stock issued and outstanding.

Voting Rights. Holders of Viacom Class A Common Stock are entitled to one vote per share with respect to all matters on which the holders of Viacom common stock are entitled to vote and the affirmative vote of a majority of the outstanding shares of Viacom Class A Common Stock, voting separately as a class, is necessary to approve any merger or consolidation of Viacom pursuant to which shares of Viacom common stock are converted into or exchanged for any other securities or consideration.

Holders of Viacom Class B Common Stock do not have any voting rights, except as required by Delaware law.

Generally, all matters to be voted on by the stockholders of Viacom must be approved by a majority of the aggregate voting power of the shares of capital stock of Viacom present in person or represented by proxy, except as required by Delaware law.

Dividends. Holders of Viacom Class A Common Stock and Viacom Class B Common Stock share ratably in any cash dividend declared by the Board of Directors, subject to any preferential rights of any outstanding preferred stock. If the Board of Directors declares a dividend of any securities of Viacom or another entity, the Board of Directors will determine whether the holders of Viacom Class A Common Stock and Viacom Class B Common Stock are to receive identical securities or to receive different classes or series of securities, but only to the extent such differences are consistent in all material respects with any differences between Viacom Class A Common Stock and Viacom Class B Common Stock.

Conversion. So long as there are 5,000 shares of Viacom Class A Common Stock outstanding, each share of Viacom Class A Common Stock is convertible at the option of the holder of such share into one share of Viacom Class B Common Stock.

Liquidation Rights. In the event of a liquidation, dissolution or winding-up of Viacom, all holders of Viacom common stock, regardless of class, are entitled to share ratably in any assets available for distributions to holders of shares of Viacom common stock subject to the preferential rights of any outstanding preferred stock.

Split, Subdivision or Combination. In the event of a split, subdivision or combination of the outstanding shares of Viacom Class A Common Stock or Viacom Class B Common Stock, the outstanding shares of the other class of Viacom common stock will be divided proportionally.

Preemptive Rights. Shares of Viacom Class A Common Stock and Viacom Class B Common Stock do not entitle a holder to any preemptive rights enabling a holder to subscribe for or receive shares of stock of any class or any other securities convertible into shares of stock of any class of Viacom. The Board of Directors possesses the power to issue shares of authorized but unissued Viacom Class A Common Stock and Viacom Class B Common Stock without further stockholder action, subject to the requirements of applicable law and stock exchanges. The number of authorized shares of Viacom Class A Common Stock and Viacom Class B Common Stock could be increased with the approval of the holders of a majority of the outstanding shares of Viacom Class A Common Stock and without any action by the holders of shares of Viacom Class B Common Stock.

Other Rights. Viacom’s amended and restated certificate of incorporation provides that Viacom may prohibit the ownership of, or redeem, shares of its capital stock in order to ensure compliance with, or prevent the applicability of limitations imposed by, the requirements of U.S. laws or regulations applicable to specified types of media companies.

DESCRIPTION OF WARRANTS

The following description sets forth certain general terms of warrants that Viacom may offer. Viacom may issue warrants for the purchase of its debt securities or shares of preferred stock. Warrants may be issued independently or together with any debt securities or shares of preferred stock offered by any prospectus supplement and may be attached to or separate from debt securities or shares of preferred stock. The warrants are to be issued under warrant agreements to be entered into among Viacom and The Bank of New York Mellon, as warrant agent, or such other bank or trust company as is named in the prospectus supplement relating to the particular issue of warrants. The warrant agent will act solely as an agent of Viacom in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants. The description set forth below and in any prospectus supplement is not complete and is subject to, and qualified in its entirety by reference to, any warrant agreement pursuant to which warrants may be issued. References to “Viacom” in this description are references to Viacom Inc. and not its consolidated subsidiaries, unless the context otherwise requires.

General

If warrants are offered, the prospectus supplement will describe the terms of the warrants, including the following:

•	the offering price;

•	the currency unit(s) for which warrants may be purchased;

•	the designation, aggregate principal amount, currency unit(s) and terms of debt securities which may be purchased upon such exercise;

•

the designation, number of shares and terms of the preferred stock purchasable upon exercise of the preferred stock warrants and the price at which the shares of preferred stock may be purchased upon such exercise;

•	if applicable, the designation and terms of debt securities or preferred stock with which the warrants are issued and the number of warrants issued with each debt security or share of preferred stock;

•	if applicable, the date on and after which the warrants and the related debt securities or preferred stock will be separately transferable;

•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•	whether the warrants will be issued in registered or bearer form;

•	a discussion of any material United States federal income tax and other special considerations, procedures and limitations relating to the warrants; and

•	any other terms of the warrants.

Warrants may be exchanged for new warrants of different denominations. If in registered form, the warrants may be presented for registration of transfer. The warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement. Before the exercise of their warrants, holders of warrants will not have any of the rights of holders of the various securities purchasable upon the exercise, including the right to receive payments of principal of, any premium on, or any interest on debt securities purchasable upon the exercise or to enforce the covenants in the applicable indenture or to receive payments of dividends, if any, on the preferred stock purchasable upon their exercise or to exercise any applicable right to vote. If Viacom maintains the ability to reduce the exercise price of any preferred stock warrant and the right is triggered, it will comply with federal securities laws, including Rule 13e-4 under the Exchange Act, to the extent applicable.

Exercise of Warrants

Each warrant will entitle the holder to purchase a principal amount of debt securities or a number of shares of preferred stock at the exercise price as will in each case be set forth in, or calculable from, the prospectus supplement relating to the warrant. Warrants may be exercised at the times that are set forth in the prospectus supplement relating to the warrants. After the close of business on the date on which the warrant expires, or any later date to which Viacom may extend the expiration date, unexercised warrants will become void.

Subject to any restrictions and additional requirements that may be set forth in the prospectus supplement relating thereto, warrants may be exercised by delivery to the warrant agent of the certificate evidencing the warrants properly completed and duly executed and of payment as provided in the prospectus supplement of the amount required to purchase the debt securities or shares of preferred stock purchasable upon the exercise. The exercise price will be the price applicable on the date of payment in full, as set forth in the prospectus supplement relating to the warrants. Upon receipt of the payment and the certificate representing the warrants to be exercised, properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, Viacom will, as soon as practicable, issue and deliver the debt securities or shares of preferred stock purchasable upon the exercise. If fewer than all of the warrants represented by a certificate are exercised, a new certificate will be issued for the remaining amount of warrants.

Additional Provisions

The exercise price payable and the number of shares of preferred stock purchasable upon the exercise of each preferred stock warrant will be subject to adjustment in specific events, including the issuance of a stock dividend to holders of preferred stock, or a combination, subdivision or reclassification of preferred stock. In lieu of adjusting the number of shares of preferred stock purchasable upon exercise of each stock warrant, Viacom may elect to adjust the number of preferred stock warrants. No adjustment in the number of shares purchasable upon exercise of the preferred stock warrants will be required until cumulative adjustments require an adjustment of at least 1% thereof. Viacom may, at its option, reduce the exercise price at any time. No fractional shares will be issued upon exercise of preferred stock warrants, but Viacom will pay the cash value of any fractional shares otherwise issuable. In case of any consolidation, merger, or sale or conveyance of the property of Viacom as an entirety or substantially as an entirety, the holder of each outstanding preferred stock warrant will have the right upon the exercise to the kind and amount of shares of stock and other securities and property, including cash, receivable by a holder of the number of shares of preferred stock into which the preferred stock warrants were exercisable immediately prior thereto.

No Rights as Shareholders

Holders of preferred stock warrants will not be entitled, by virtue of being the holders, to vote, to consent, to receive dividends, to receive notice as shareholders with respect to any meeting of shareholders for the election of the directors or any other matter, or to exercise any rights whatsoever as its shareholders, with respect to Viacom.

PLAN OF DISTRIBUTION

We, or one or more selling security holders to be identified in a prospectus supplement, may offer and sell the securities in any of three ways (or in any combination): (a) through underwriters or dealers; (b) directly to a limited number of purchasers or to a single purchaser; or (c) through agents. The prospectus supplement will set forth the terms of the offering of such securities, including:

•	the name(s) of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

•

the offering price of the securities and the proceeds to us or the selling security holders, as the case may be, and any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Any offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities.

We or one or more selling security holders may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we or one or more selling security holders pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We or one or more selling security holders may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from Viacom or one or more selling security holders, as the case may be, at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or one or more selling security holders, as the case may be, pay for soliciting these contracts.

Agents and underwriters may be entitled to indemnification by us and/or any selling security holders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

LEGAL MATTERS

Certain legal matters in connection with the securities will be passed upon under United States law for us by Shearman & Sterling LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The financial statements referred to above have not been restated to reflect the adoption of Statement of Financial Accounting Standard No. 160, Noncontrolling Interest in Consolidated Financial Statements — an amendment of ARB No. 51, (“FAS 160”), and Emerging Issues Task Force Topic D-98, Classification and Measurement of Redeemable Securities, (“EITF D-98”).

VIACOM INC.

19,382,945 Shares

Class B Common Stock

PROSPECTUS SUPPLEMENT

October 14, 2009

Citi

J.P. Morgan